

                                                           EXHIBIT 99.1

                       CONFIDENTIAL TREATMENT REQUESTED


                                 SUPERGEN, INC.


                            2 ANNABEL LANE, SUITE 220
                           SAN RAMON, CALIFORNIA 94583


                   COMMON STOCK AND OPTION PURCHASE AGREEMENT


                                DECEMBER 21, 1999




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                                TABLE OF CONTENTS
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SECTION 1 AUTHORIZATION AND SALE OF SECURITIES...................................................1
         1.1      AUTHORIZATION..................................................................1
         1.2      SALE OF SHARES.................................................................1
         1.3      SALE OF OPTION.................................................................2

SECTION 2 CLOSING DATE; DELIVERY.................................................................2
         2.1      CLOSING........................................................................2
         2.2      DELIVERY.......................................................................3

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................4
         3.1      ORGANIZATION; STANDING AND POWER; QUALIFICATION................................4
         3.2      CAPITALIZATION.................................................................4
         3.3      AUTHORIZATION; NO CONFLICTS; APPROVALS.........................................4
         3.4      FINANCIAL STATEMENTS...........................................................5
         3.5      ABSENCE OF UNDISCLOSED LIABILITIES.............................................6
         3.6      ABSENCE OF CERTAIN CHANGES OR EVENTS...........................................6
         3.7      TAXES..........................................................................7
         3.8      INTELLECTUAL PROPERTY..........................................................7
         3.9      ENVIRONMENTAL MATTERS..........................................................7
         3.10     SEC FILINGS....................................................................8
         3.11     LISTING........................................................................8
         3.12     EMPLOYEE BENEFIT PLANS.........................................................8
         3.13     EMPLOYEES......................................................................8
         3.14     BROKERS OR FINDERS.............................................................9
         3.15     COMPLIANCE WITH LAWS...........................................................9
         3.16     LITIGATION.....................................................................9
         3.17     NO MISREPRESENTATION...........................................................9
         3.18     INVESTMENT COMPANY............................................................10
         3.19     VALID PRIVATE PLACEMENT.......................................................10
         3.20     SECTION 203...................................................................10

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................10
         4.1      ORGANIZATION..................................................................10
         4.2      AUTHORITY.....................................................................10
         4.3      EXEMPT OFFERING; ACQUISITION FOR INVESTMENT...................................11
         4.4      ACCESS TO INFORMATION; INVESTMENT EXPERIENCE; NO RELIANCE.....................12
         4.5      BROKERS OR FINDERS............................................................13

SECTION 5 ADDITIONAL AGREEMENTS.................................................................13
         5.1      FINANCIAL STATEMENTS AND OTHER REPORTS........................................13
         5.2      CONFIDENTIALITY...............................................................13
         5.3      PUBLIC ANNOUNCEMENTS..........................................................13
         5.4      HSR ACT.......................................................................14
         5.5      RESTRICTIONS ON TRANSFER......................................................14

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                                                     -i-


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                                TABLE OF CONTENTS (CONTINUED)
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         5.6      LEGENDS.......................................................................14
         5.7      SHARE ADJUSTMENTS.............................................................15
         5.8      FURTHER ASSURANCES............................................................17
         5.9      USE OF FUNDS..................................................................17
         5.10     REGISTRATION RIGHTS AGREEMENT.................................................17

SECTION 6 CONDITIONS TO CLOSINGS................................................................18
         6.1      CONDITIONS TO PURCHASER'S OBLIGATION TO ACQUIRE THE SHARES....................18
         6.2      CONDITIONS TO COMPANY'S OBLIGATION TO ISSUE THE SHARES........................19
         6.3      CONDITIONS TO ISSUANCE OF OPTION SHARES.......................................20

SECTION 7 MISCELLANEOUS.........................................................................20
         7.1      ACCESS TO INFORMATION.........................................................20
         7.2      WAIVERS AND AMENDMENTS........................................................20
         7.3      GOVERNING LAW.................................................................20
         7.4      SURVIVAL......................................................................20
         7.5      SUCCESSORS AND ASSIGNS........................................................20
         7.6      ENTIRE AGREEMENT..............................................................21
         7.7      NOTICES.......................................................................21
         7.8      SEVERABILITY..................................................................21
         7.9      EXPENSES......................................................................21
         7.10     TITLES AND SUBTITLES..........................................................21
         7.11     CALIFORNIA CORPORATE SECURITIES LAW...........................................21
         7.12     COUNTERPARTS..................................................................22
         7.13     DELAYS OR OMISSIONS...........................................................22
         7.14     DISPUTE RESOLUTION............................................................22


                                 SUPERGEN, INC.

                   COMMON STOCK AND OPTION PURCHASE AGREEMENT

         THIS COMMON STOCK AND OPTION PURCHASE AGREEMENT (the "AGREEMENT") is made as of December 21, 1999 by and between SuperGen, Inc., a Delaware corporation (the "COMPANY"), and Abbott Laboratories, an Illinois corporation (the "PURCHASER").


                                    SECTION 1

                      AUTHORIZATION AND SALE OF SECURITIES

         1.1 AUTHORIZATION. The Company will, prior to the first Tranche Closing (as defined below), authorize the sale and issuance of the number of shares (the "SHARES") of the Company's Common Stock ("COMMON STOCK"), including the Option Shares (as defined below), pursuant to the terms of this Agreement.

         1.2 SALE OF SHARES; TRANCHES. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and the Company agrees to sell and issue to Purchaser, in aggregate, up to $81,500,000 worth of the Company's Common Stock, to be completed in up to nine (9) tranches (each a "TRANCHE," the closing date for each Tranche is referred to as a "TRANCHE CLOSING DATE"), at a cash price per share that shall be [_______________________]. For purposes of this Agreement, Relevant Date means, (i) in the case of the first Tranche, the business day upon which the Company announces the execution of the Worldwide Sales, Distribution and Development Agreement between the Company and Purchaser (the "Worldwide Agreement"); (ii) in the case of the second Tranche, the business day upon which the condition set forth in Section 5.1(b) of the Worldwide Agreement is first satisfied; (iii) in the case of the third Tranche, the business day upon which the condition set forth in Section 5.1(b) of the Worldwide Agreement is next satisfied; (iv) in the case of the fourth Tranche, the business day upon which the condition set forth in Section 5.1(c)(i) of the Worldwide Agreement is satisfied; (v) in the case of the fifth Tranche, the business day upon which the condition set forth in Section 5.1(c)(ii) of the Worldwide Agreement is satisfied; (vi) in the case of the sixth Tranche (which may be bifurcated into two (2) separate Tranches), the business day, or the respective business days, upon which the condition(s) set forth in
Section 5.1(h) of the Worldwide Agreement is/are satisfied; (vii) in the case of the seventh Tranche (which may be bifurcated into two (2) separate Tranches), the business day, or the respective business days, upon which the condition(s) set forth in Section 5.1(j) of the Worldwide Agreement is/are satisfied; (viii) in the case of the eighth Tranche, the business day upon which the condition set forth in Section 5.1(n) of the Worldwide Agreement is satisfied; and (ix) in the case of the ninth Tranche, the business day upon which the condition set forth in Section 5.1(p) of the Worldwide Agreement is satisfied. The number of Shares to be purchased in each Tranche shall be that number of Shares which, at the purchase price specified above, are valued as near as possible to the dollar value set forth in the corresponding section of the Worldwide Agreement (which, for purposes of the first Tranche, is Section 5.1(a)). No fractions of any Shares shall be allotted pursuant to this Agreement and the obligations of Purchaser to purchase Shares hereunder shall be rounded down to the nearest whole number of Shares.

         1.3 SALE OF OPTION. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and the Company agrees to sell an option to purchase (the "OPTION") up to forty-nine percent (49%) of the outstanding shares of Common Stock at the time of the exercise of the Option at $85 per share (the "OPTION EXERCISE PRICE") (such price to be adjusted pursuant to Section 5.7), which Option shall be exercisable at any time or from time to time prior to March 31, 2003 (the "OPTION TERMINATION DATE") (shares to be purchased pursuant to the Option are hereinafter referred to as the "OPTION SHARES," and together with the Shares, "SECURITIES"), subject to authorization by SuperGen's shareholders of the Option Shares to be acquired.

                                    SECTION 2

                             CLOSING DATE; DELIVERY

         2.1 CLOSING. Purchase and sale of the Shares for the first Tranche hereunder shall take place in accordance with the provisions of Section 5.1(a) of the Worldwide Agreement at a closing to occur upon the satisfaction of all of the conditions set forth in Sections 6.1 and 6.2 hereof and Section
16.13 of the Worldwide Agreement (the "FIRST TRANCHE CLOSING DATE"); the purchase and sale of the Shares for the second Tranche hereunder shall take place at a closing to occur on the fifth business day following the first satisfaction of the condition set forth in Section 5.1(b) of the Worldwide Agreement; the purchase and sale of the Shares for the third Tranche hereunder shall take place at a closing to occur on the fifth business day following the next satisfaction of the condition set forth in Section 5.1(b) of the Worldwide Agreement; the purchase and sale of the Shares for the fourth Tranche hereunder shall take place at a closing to occur on the fifth business day following satisfaction of the condition set forth in Section 5.1(c)(i) of the Worldwide Agreement; the purchase and sale of the Shares for the fifth Tranche hereunder shall take place at a closing to occur on the fifth business day following satisfaction of the condition set forth in
Section 5.1(c)(ii) of the Worldwide Agreement; the purchase and sale of the Shares for the sixth Tranche hereunder shall take place at a closing to occur on the fifth business day following satisfaction of the condition set forth in Section 5.1(h) of the Worldwide Agreement (provided that if the sixth Tranche is bifurcated into two (2) Tranches in accordance with the terms of
Section 5.1(h) of the Worldwide Agreement, each Tranche shall take place at a closing to occur on the fifth business day following satisfaction of the relevant alternative condition set forth in Section 5.1(h) of the Worldwide Agreement); the purchase and sale of the Shares for the seventh Tranche hereunder shall take place at a closing to occur on the fifth business day following satisfaction of the condition set forth in Section 5.1(j) of the Worldwide Agreement (provided that if the seventh Tranche is bifurcated into two (2) Tranches in accordance with the terms of Section 5.1(j) of the Worldwide Agreement, each Tranche shall take place at a closing to occur on the fifth business day following satisfaction of the relevant alternative condition set forth in Section 5.1(j) of the Worldwide Agreement); the purchase and sale of the

Shares for the eighth Tranche hereunder shall take place at a closing to occur on the fifth business day following satisfaction of the condition set forth in Section 5.1(n) of the Worldwide Agreement; and the purchase and sale of the Shares for the ninth Tranche hereunder shall take place at a closing to occur on the fifth business day following satisfaction of the condition set forth in Section 5.1(p) of the Worldwide Agreement (each a "TRANCHE CLOSING"). The Tranche Closings shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. local time, on the Tranche Closing Date, or at such other time and place upon which the Company and Purchaser shall agree.

                  2.1.1 EXERCISE OF OPTION. The Option may be exercised by Purchaser, in whole or in part, at any time or from time to time prior to 5:00 p.m. California time on the Option Termination Date. In the event that Purchaser wishes to exercise the Option, Purchaser shall deliver to the Company written notice (an "EXERCISE NOTICE") specifying the total number of shares of Common Stock, up to the number of such shares provided by Section 2.1.2, that Purchaser wishes to purchase. Notwithstanding the expiration or termination of the Option, Purchaser shall be entitled to receive the shares of Common Stock with respect to which Purchaser had delivered an Exercise Notice prior to 5:00 p.m. on the Option Termination Date.

                  2.1.2 OPTION CLOSING. Each closing of a purchase of shares of Common Stock under the Option (an "OPTION CLOSING") shall occur at the offices of the Company at 9:00 a.m. California time (or such other time and place as may be agreed by the parties) on a date designated by Purchaser in an Exercise Notice delivered not less than five (5) and not more than twenty (20) business days prior to the date of such Option Closing (the "OPTION CLOSING DATE"). At each Option Closing: (i) the Company shall deliver to Purchaser or its designee a single certificate representing the number of shares of Common Stock designated by Purchaser for purchase in the applicable Exercise Notice (the "OPTION EXERCISE Number"), such certificate to be registered in the name of Purchaser or as designated by Purchaser in the Exercise Notice and to bear the legend set forth in Section 5.6; and (ii) Purchaser shall deliver the aggregate Option Exercise Price for the shares of Common Stock so designated for purchase to the Company by wire transfer (in immediately available funds). Upon request by Purchaser, the Option Closing Date will be deferred as reasonably necessary until the conditions to consummation of the Option Closing and the Company's obligation to issue the Option Shares at such Option Closing pursuant to Section
6.3 are satisfied.

         2.2 DELIVERY. At each Tranche Closing and the Option
Closing, the Company shall cause the delivery to Purchaser of certificates registered in Purchaser's name or as designated by Purchaser in the Exercise Notice representing the Shares or Option Shares, as the case may be, for payment of the purchase price therefor as set forth in Section 2.1 above, by check payable to the Company or wire transfer per the Company's instructions.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the Company SEC Filings (as defined in Section 3.10) or as set forth in the disclosure schedule previously provided to Purchaser, the Company represents and warrants to Purchaser as follows:

                  3.1 ORGANIZATION; STANDING AND POWER; QUALIFICATION. The Company and each of its subsidiaries is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company and each of its subsidiaries has all requisite corporate power to own, lease and operate its property and to carry on its businesses, and is duly qualified to do business and is in good standing as a foreign corporation in any jurisdiction except where the failure to be so qualified and in good standing would not have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation of the Company or its subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT").

                  3.2 CAPITALIZATION. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value. As of November 30, 1999, there were 25,142,970 shares of Common Stock issued and outstanding, 3,392,229 shares of Common Stock issuable under the Company's stock option plans and 7,556,957 shares issuable pursuant to warrants and there were no issued and outstanding shares of Preferred Stock. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable. Except as set forth in Schedule 3.2, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and Schedule 3.2 there are no contracts or commitments by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company other than transfer restrictions imposed to satisfy state and federal securities laws. Except as set forth in Schedule 3.2, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to each Tranche Closing complied with all applicable federal and state securities laws. Each of the Company's subsidiaries is wholly-owned by the Company.

         3.3 AUTHORIZATION; NO CONFLICTS; APPROVALS.

                  3.3.1 All corporate action on the part of the Company, its shareholders and its directors necessary for the authorization, execution, delivery and performance of the Agreement by the Company, the authorization, sale, issuance and delivery of the Shares, the authorization and issuance of the Option, and the authorization, sale, issuance and delivery of the Option
Shares (other than shareholder authorization of the Option Shares), and the performance of all of the Company's obligations under the Agreement has been taken or will be taken prior to the First Tranche Closing Date or the Option Closing Date. The Agreement and the other documents required to be executed and delivered by the Company hereunder (collectively, the "TRANSACTION DOCUMENTS"), when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Shares and Option Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and free of any liens or encumbrances, other than any permissible liens or encumbrances created by or imposed upon the Shares and Option Shares by Purchaser; provided, however, that the Shares and Option Shares are subject to restrictions on transfer under state and/or federal securities laws and as set forth in this Agreement.

                  3.3.2 The execution and delivery by the Company of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation of or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any license, assignment, note, mortgage, indenture, lease, contract or other agreement or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound, (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to the Company or any of its properties or assets, except in the case of (ii) for such violations, breaches, defaults, rights of termination, cancellation or acceleration, or losses of benefits which would not be reasonably likely to have a Material Adverse Effect.

                  3.3.3 No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except that the filing of one or more notification and report forms under the HSR Act may be required with respect to the acquisition by Purchaser of the Shares and Option Shares, and except (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect.

         3.4 FINANCIAL STATEMENTS. The Company has delivered to Purchaser copies of the Company's audited consolidated financial statements (balance sheet, statement of operations, statement of shareholders' equity, and statement of cash flows) for the year ended December 31, 1998 and its unaudited consolidated financial statements (balance sheet, statement of operations, statement of shareholders' equity, and statement of cash flows) for the quarter ended September 30,

1999 (the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements). The Company Financial Statements present fairly in all material respects the financial position of the Company and its subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated (except, in the case of unaudited statements, to normal year-end audit adjustment).

         3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries has any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of September 30, 1999 (the "COMPANY BALANCE SHEET") contained in the Company Financial Statements, (ii) liabilities specifically described in this Agreement or
Schedule 3.5, and (iii) normal or recurring liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practices that would not reasonably be expected to result in a Material Adverse Effect.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 3.6, and except as reflected in the Company Financial Statements, since September 30, 1999, the Company and its subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practices, and have not:

                  3.6.1 suffered any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

                  3.6.2 declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares, except for purchases of stock from terminated non-officer employees in the ordinary course of business and in a manner consistent with past practices;

                  3.6.3 issued any shares of their capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, except for issuances made in the ordinary course of business in arm's length transactions for value and in a manner consistent with past practices (including issuances made upon exercises and conversions of employee and director stock options);

                  3.6.4 made any material change in the accounting methods or practices they follow, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

                  3.6.5 bought, rented, sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property except in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to the Company and its subsidiaries taken as a whole;

                  3.6.6 sold, assigned, transferred, licensed, pledged, or otherwise disposed of or encumbered any patent, trademark, trade name, brand name, Food and Drug Administration ("FDA") license or approval application, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset, except for non-exclusive licenses which were granted in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to the Company and its subsidiaries taken as a whole;

                  3.6.7 entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than the transactions contemplated by this Agreement and the other Transaction Documents; or

                  3.6.8 paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets or rights under license to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business.

         3.7 TAXES. The Company (including its subsidiaries) has timely made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no material unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. To the best knowledge of the Company, there are no pending or proposed audits or claims from any tax authority for deficiencies, penalties or interest against the Company or its subsidiaries and the officers of the Company know of no basis for any such audit or claim

         3.8 INTELLECTUAL PROPERTY. To the Company's knowledge after reasonable inquiry, (i) each of the Company and its subsidiaries has the right to use, free and clear of all liens, charges, claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights which are material to its business as presently conducted and (ii) neither the Company nor any of its subsidiaries is infringing upon or otherwise acting adversely to the right or claimed right of any other person under or with respect to the foregoing.

         3.9 ENVIRONMENTAL MATTERS. To the Company's knowledge after reasonable inquiry, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "ENVIRONMENTAL LAWS") which, individually or in aggregate, would have a Material Adverse Effect. Except as set forth on Schedule 3.9, to the Company's knowledge after reasonable inquiry, neither the Company nor any of its subsidiaries owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

         3.10 SEC FILINGS. The Company has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments thereto, required to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (the "SEC FILINGS"). The Company has furnished to Purchaser copies of its Annual Report on Form 10-K for the year ended December 31, 1998, its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and all Current Reports on Form 8-K and proxy statements, as filed with the SEC. As of the date filed, the SEC Filings do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements contained in the SEC Filings fairly present the financial position of the Company and its subsidiaries as at the dates thereof and for the periods covered thereby and have been prepared in accordance with GAAP and with the published rules and regulations of the SEC with respect thereto.

         3.11 LISTING. The Company's Common Stock is duly listed on the Nasdaq National Market ("NMS"). The Company is not in violation of the listing requirements of the NMS and does not reasonably anticipate that the Common Stock will be delisted by the NMS for the foreseeable future.

         3.12 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule
3.12, all the Company's employee benefit plans comply with and are and have been operated in accordance with applicable laws and regulations. There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves on the Company's Financial Statements, and no event has occurred, and there exists no condition or set of circumstances, with respect to the employee benefit plans of the Company, which would reasonably be expected to subject the Company to any liability, other than liabilities which would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

         3.13 EMPLOYEES. To the Company's knowledge, no employee or consultant of the Company is in material violation of any material term of any such employment or consulting agreement, confidentiality agreement, or any other contract or agreement relating to the relationship of such employee or consultant with the Company or any other party because of the nature of the business conducted or to be conducted by the Company.

         3.14 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, and the Company agrees to indemnify and hold Purchaser harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by the Company.

         3.15 COMPLIANCE WITH LAWS. Each of the Company and its subsidiaries has complied in all material respects with all applicable federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct, ownership or operation of its businesses which, individually or in aggregate, would have a Material Adverse Effect. Each of the Company and its subsidiaries has obtained each governmental consent, license, permit, grant or other authorization of a governmental entity that is required for the operation of its business as currently conducted (collectively, the "COMPANY AUTHORIZATIONS"), and all such Company Authorizations are in full force and effect, except for such Company Authorizations which, if not obtained by the Company or any of its subsidiaries, would not be reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

         3.16 LITIGATION. Except as set forth in Schedule 3.16, there is no action, suit, proceeding, claim, arbitration or investigation, pending before any agency, court or tribunal, or to the knowledge of the Company, threatened, against the Company, its subsidiaries or any of their respective properties or officers or directors (in their capacities as such), and, to the knowledge of the Company, there is no valid basis for any action, suit, proceeding, claim, arbitration or investigation, against the Company or any of its subsidiaries which if determined adversely to the Company or any such subsidiary, would reasonably be expected to have a Material Adverse Effect. There is no judgment, decree or order against the Company or any of its subsidiaries or, to the knowledge of the Company after reasonable inquiry, any of its respective directors or officers (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Material Adverse Effect.

         3.17 NO MISREPRESENTATION. No representation or warranty by the Company in this Agreement or any of the other Transaction Documents, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Company pursuant to this Agreement or any of the other Transaction Documents, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

         3.18 INVESTMENT COMPANY. The Company is not, and after giving effect to the issuance of the Shares and the Option Shares will not be, an investment company under the Investment Company Act of 1940.

         3.19 VALID PRIVATE PLACEMENT. Subject to the accuracy of Purchaser's representations in Section 4.3, the Company is entitled to rely on an exemption from the provisions of Section 5 of the Securities Act in its sale and issuance of Shares and Option Shares to Purchaser pursuant to the terms of this Agreement.

         3.20 SECTION 203. The purchase of Shares and Option Shares pursuant to this Agreement has been approved by the Board of Directors of the Company prior to the date of this Agreement for the purposes of Section 203 of the Delaware General Corporation Law such that after the date of this Agreement, neither Purchaser nor any of its affiliates will be subject to the restrictions on business combination transactions set forth in said Section 203 with respect to the Company on account of such purchase.

                                    SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to and agrees with the Company as follows:

         4.1 ORGANIZATION. Purchaser is duly organized and validly existing under the laws of the State of Illinois. Purchaser has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

         4.2  AUTHORITY.

                  4.2.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary company action on behalf of Purchaser and constitutes the legal, valid and binding obligation of Purchaser, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

                  4.2.2 No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except that the filing of one (1) or more notification and report forms under the HSR Act may be required with respect to the acquisition by Purchaser of the Shares and Option Shares, and except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a material adverse effect on the ability of Purchaser to execute and deliver this Agreement and to perform its obligations thereunder.

         4.3  EXEMPT OFFERING; ACQUISITION FOR INVESTMENT.

                  4.3.1 Purchaser is acquiring the Shares and Option Shares solely for Purchaser's or its designated affiliate's own account for passive investment purposes and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"). Purchaser further represents that Purchaser does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or Option Shares or any portion thereof. Purchaser acknowledges and understands that the entire legal and beneficial interest of the Shares and Option Shares Purchaser is acquiring is being purchased for, and will be held for the account of, Purchaser or its designated affiliate only and neither in whole nor in part for any other person. Purchaser understands that the Shares and Option Shares have not been registered under the Securities Act or other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

                  4.3.2 The Shares and Option Shares were not offered to Purchaser through, and Purchaser is not aware of, any form of general solicitation or general advertising, including, without limitation, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

                  4.3.3 Purchaser is an "accredited" investor as defined in Regulation D under the Securities Act, and a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

                  4.3.4 Purchaser further acknowledges and understands that the Shares and Option Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and the transfer complies with the restrictions set forth in Section 5.5 of this Agreement. Purchaser understands that the certificate(s) evidencing the Shares and Option Shares will be imprinted with a legend that sets forth the restrictions on transfer.

                  4.3.5 Purchaser understands that Rule 144 promulgated under the Securities Act permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Shares and Option Shares, the availability of certain current public information about the Company, more than one year having elapsed between the resale and the date the security to be sold was last held by the Company or an affiliate of the Company, the sale being made through a "broker's transaction" or in transactions directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations. Purchaser is further aware that Rule 144(k) permits persons who have not been affiliates of the Company for at least three months and whose shares have been beneficially owned by a person other than the Company or its affiliates for at least two years after full payment for such shares to sell such shares without regard to the current public information, manner of sale and volume limitations described above.

                  4.3.6 Purchaser has reviewed with its own tax advisers the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement and has relied solely on such advisers and not on any statements or representations of the Company or any of its agents other than the representations and warranties set forth herein. Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

         4.4  ACCESS TO INFORMATION; INVESTMENT EXPERIENCE; NO RELIANCE.

                  4.4.1 ACCESS TO INFORMATION. Purchaser has, prior to the date of this Agreement, been furnished with the Company's most recent SEC Filings and given an opportunity to review material contracts and documents of the Company which have been filed as exhibits to such SEC Filings. Purchaser has had opportunity to discuss the Company's business, management and financial affairs with its management. Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. Purchaser, in making the investment decision, has read, reviewed, and relied solely on the Company's SEC Filings and other documents furnished by the Company, including the Company's Financial Statements, pursuant to this Agreement and the Company's representations and warranties contained herein, and has made an independent investigation, or obtained any additional information which Purchaser deems necessary to verify the accuracy and completeness of the information received. Purchaser is not relying on any oral representation of the Company or any other person, nor any written representation or assurance from the Company other than those contained in the SEC Filings or incorporated herein or therein. The foregoing, however, does not limit or modify Purchaser's right to rely upon covenants, representations and warranties of the Company in Section 3 of this Agreement. Purchaser acknowledges and agrees that the Company has no responsibility for, does not ratify, and is under no responsibility whatsoever to comment upon or correct any reports, analyses or other comments made about the Company by any third parties, including, but not limited to, analysts' research reports or comments, and Purchaser has not relied upon any such third party reports in making the decision to invest.

                  4.4.2 RISK OF INVESTMENT; INVESTMENT EXPERIENCE; CAPABILITY TO EVALUATE. Purchaser recognizes that an investment in the Company involves substantial risks, including the potential loss of Purchaser's entire investment herein. Purchaser has substantial knowledge and experience in investing in securities and in financial and business matters that it is capable of evaluating the merits and risks of the investment. Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement, and that Purchaser has the ability to bear the economic risk of investment pursuant to this Agreement.

                  4.4.3 RELIANCE ON OWN JUDGEMENT OR ADVISORS. Purchaser has relied completely on its own judgement or the advice of its own tax, investment, legal or other advisors and has not relied on the Company or any of its affiliates, officers, directors, attorneys, accountants or any affiliates of any thereof and each other person, if any, who controls any of the foregoing, within the meaning of Section 15 of the Securities Act for any tax, investment or legal advice (other than reliance on information furnished by the Company, the representations, warranties and covenants contained herein).

         4.5 BROKERS OR FINDERS. No agent, broker, investment banker, financial adviser or other firm or person is or will be entitled to any broker's or finder's fee, or any other commission or similar fee, in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, and Purchaser agrees to indemnify and hold the Company and its subsidiaries harmless from and against any and all claims, liabilities or obligations with respect to any such fees or commissions asserted by any person on the basis of any act or statement determined to have been made to such person by Purchaser.

                                    SECTION 5

                              ADDITIONAL AGREEMENTS

         The Company and Purchaser further agree with each other as follows:

         5.1 FINANCIAL STATEMENTS AND OTHER REPORTS. As long as Purchaser beneficially owns, either outright or pursuant to rights to acquire, at least five percent (5%) of the Common Stock of the Company on either a primary or fully diluted basis, the Company shall deliver to Purchaser, promptly after transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company shall send to its public stockholders and copies of all registration statements (without exhibits), other than registration statements on Form S-8 or any similar successor form, and all reports which it files with the SEC (or any governmental body or agency succeeding to the functions of the SEC). Purchaser shall have the right to discuss such financial statements, proxy statements, notices, reports, registration statements and filings with such officers of the Company as Purchaser may reasonably designate upon reasonable notice and at reasonable times, and to share such information with Purchaser's professional advisers, subject to the confidentiality provisions set forth in Section 5.2.

         5.2 CONFIDENTIALITY. Except as permitted by Section 5.3, Purchaser agrees (and shall cause its professional advisers to agree) not to disclose to any person any information or data obtained by them pursuant to Section
5.1 until such information or data otherwise becomes publicly available or except pursuant to a valid subpoena, judicial process or its equivalent or as otherwise required by law. At the Company's request, Purchaser shall, and shall cause its professional advisers to, sign a confidentiality agreement, in form and substance reasonably satisfactory to Purchaser and the Company, as a condition to the receipt of confidential nonpublic information of the Company by such advisers pursuant to Section 5.1.

         5.3 PUBLIC ANNOUNCEMENTS. Each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and the other Transaction Documents and any of the transactions contemplated hereby and thereby, and neither party hereto directly or indirectly through its officers and/or directors shall make any further announcement, news release or disclosure without first consulting with the other party hereto except (a) with the prior written consent of the other party or (b) to the extent such party believes in good faith, after consultation with legal counsel, that such announcement, release or disclosure is required by law. The Company shall not, and shall cause its officers and directors not to, make or contribute to any public statement, news release or other public communication or filing disclosing personal information concerning Purchaser or any member of Purchaser without the prior written consent of Purchaser and such member unless the Company believes in good faith, after consultation with legal counsel, that such statement, release, communication or filing is required by law.

         5.4 HSR ACT The Company shall be responsible for all applicable filing fees under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") relating to the acquisition of Shares and Option Shares. Purchaser shall use its best efforts to cooperate with the Company in making the applicable filings under the HSR Act, and with respect to the exercise of the Option, Purchaser agrees not to designate an Option Closing Date on any date prior to the expiration or early termination of the applicable waiting periods under the HSR Act.

         5.5 RESTRICTIONS ON TRANSFER. Purchaser shall not, directly or indirectly, sell, transfer, assign, pledge, distribute or otherwise dispose of, or grant any option with respect to, establish any "short" or put-equivalent position with respect to, or otherwise enter into any agreement, arrangement, transaction or series of transactions (through derivatives or otherwise) which has or is intended to have the effect, directly or indirectly, of reducing Purchaser's risk of ownership in the Shares or Option Shares (each of the foregoing, a "Transfer") unless the Transfer is effected pursuant to (a) a registration statement under the Securities Act and any applicable state securities laws or (b) an exemption from the registration requirements under federal and state securities laws, and the Company receives an opinion of counsel, reasonably satisfactory to the Company stating that such Transfer will not require registration of the Shares or the Option Shares, as the case may be, under the Securities Act or state securities laws, except that such an opinion will not be required for transactions made pursuant to Rule 144 provided that Purchaser and Purchaser's broker, if necessary, provide the Company with the necessary representations for counsel to the Company to issue an opinion with respect to such transaction.

         5.6 LEGENDS. Each certificate representing Shares and Option Shares shall be endorsed with the following legends, and any other legends required by law:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS

         EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT DATED AS OF DECEMBER 21, 1999, BY AND BETWEEN SUPERGEN, INC. AND ABBOTT LABORATORIES, A COPY OF WHICH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SUPERGEN, INC. AT SUPERGEN, INC.'S PRINCIPAL EXECUTIVE OFFICES.

         The Company need not register a transfer of legended Securities, and may also instruct its transfer agent not to register the transfer of the Securities, unless the conditions specified in each of the foregoing legends are satisfied. The first of the foregoing legends shall be removed from any security legended pursuant to this Section 5.6, and the Company shall issue a certificate without such legend to the holder of such Securities, if such Securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144(k), or the holder provides the Company with an opinion of counsel, reasonably satisfactory to the Company, to the effect that a public sale, transfer or assignment of such Securities may be made without registration. The second of the foregoing legends shall be removed from any Security legended in accordance with this Section 5.6, and the Company shall issue a certificate without such legend to the holder of such Security at such time as such Security is transferred in accordance with Section 5.5. The stop transfer instructions with respect to any legended Security shall be removed if both of the foregoing legends are removed in accordance with this Section 5.6.

         5.7 SHARE ADJUSTMENTS. The following adjustments shall apply to the then-unexercised portion (if any) of the Option.

                  5.7.1 In the event that the Company shall (i) pay a dividend in, or make a distribution of, shares of capital stock or other securities (including, without limitation, any rights or options to subscribe to or purchase any additional shares of any class of its capital stock, any evidence of its indebtedness or assets, or any other rights or options) on its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of such shares or (iii) combine its outstanding shares of Common Stock into a smaller number of such shares, the total number of shares of Common Stock purchasable pursuant to the Option shall be adjusted so that Purchaser shall be entitled to receive at the same aggregate Option Exercise Price the number of shares of capital stock and other securities (of one or more classes) which Purchaser would have owned or would have been entitled to receive immediately following the happening of any of the events described above had Purchaser acquired all shares of Common Stock purchasable under the then-unexercised portion of the Option, in full, immediately prior to the record date with respect to such event. Any adjustment made pursuant to this Section 5.7.1 shall, in the case of a dividend or distribution of Common Stock or other securities of the Company, become effective as of the record date therefor and, in the case of a subdivision or combination, be made as of the effective date thereof.

                  5.7.2 In the event of a capital reorganization or a reclassification of the Common Stock (except as provided in Section 5.7.1 above or Section 5.7.3 below), Purchaser shall be entitled to receive, in substitution for the Common Stock to which Purchaser would have become entitled upon exercise immediately prior to such reorganization or reclassification, the shares (of any class or classes) or other securities or property of the Company (or cash) that Purchaser would have been entitled to receive at the same Option Exercise Price upon such reorganization or reclassification if Purchaser had acquired all shares of Common Stock purchasable under the Option, in full, immediately prior to the record date with respect to such event; and in any such case, appropriate provision (as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and, upon request by Purchaser, shall be evidenced by a certified Board resolution delivered to Purchaser) shall be made for the application of this Section 5.7.2 with respect to the rights and interests thereafter of Purchaser (including but not limited to the allocation of the exercise price between or among shares of classes of capital stock or other securities), to the end that this Section 5.7.2 (including the adjustments of the number of shares of Common Stock or other securities purchasable and the exercise price thereof) shall thereafter be reflected, as nearly as reasonably practicable, in all subsequent conversions and purchases pursuant to this Agreement for any shares or securities or other property (or cash) thereafter deliverable upon the conversion or purchase thereof.

                  5.7.3 In the event of any consolidation or share exchange reorganization of the Company with, or merger of the Company into, another corporation (other than a consolidation, share exchange reorganization or merger which does not result in any reclassification or change of the outstanding Common Stock), or in case of any sale or conveyance to another person of the property of the Company as an entirety or substantially as an entirety, the entity formed by such consolidation, share exchange reorganization, or merger or the person which shall have acquired such property, as the case may be, shall execute and deliver to Purchaser a supplemental agreement providing that Purchaser shall have the right thereafter (until the expiration of all purchase rights under the Option) to receive, pursuant to such supplemental agreement, solely the kind and amount of shares of stock and other securities and property (or cash) receivable upon such consolidation, share exchange, reorganization, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company which Purchaser might have acquired pursuant to the Option immediately prior to such consolidation, share exchange reorganization, merger, sale or transfer. Such supplemental agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 5.7.3.

                  5.7.4 For the purpose of this Section 5.7, the term "COMMON STOCK" shall mean (i) the class of stock designated as Common Stock in the Certificate of Incorporation, at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock. In the event that at any time as a result of an adjustment made pursuant to this Section 5.7, Purchaser shall become entitled to receive any shares of capital stock of the

Company other than shares of Common Stock, thereafter the number of such other shares so receivable pursuant to this Agreement or any of the other documents required to be executed and delivered by the Company hereunder shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 5.7, and all other provisions of this Agreement and the other Transaction Documents with respect to the Common Stock shall apply on like terms to any such other shares.

                  5.7.5 Whenever the number of shares of Common Stock purchasable pursuant to the Option is adjusted as provided in this Section 5.7, the Option Exercise Price for each share of Common Stock payable upon such exercise shall be adjusted by multiplying such exercise price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares of Common Stock purchasable pursuant to the then-unexercised portion of the Option immediately prior to such adjustment, and the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

                  5.7.6 The provisions of this Section 5.7 shall apply similarly to successive stock dividends, subdivisions and combinations; successive reorganizations or recapitalizations; and successive consolidations, share exchange reorganizations, mergers, sales and transfers.

         5.8  FURTHER ASSURANCES

         At any time or from time to time after each Tranche Closing and each Option Closing, each party shall execute and deliver to the other party or parties such other documents and instruments, provide such materials and information and take such other actions as either party may reasonably request more effectively to carry out the provisions of this Agreement and the other Transaction Documents.

         5.9  USE OF FUNDS

         The Company shall use the proceeds from the sale of the Shares to Purchaser and the milestone payments contemplated by Section 5.1 of the Worldwide Agreement for proper corporate purposes, including allocating in a responsible manner a sufficient portion of such proceeds and milestone payments calculated to cause the Company to use its reasonable efforts to fulfill its obligations under the Worldwide Agreement.

         5.10     REGISTRATION RIGHTS AGREEMENT

         If requested in writing by Purchaser, the Company agrees to enter into a registration rights agreement, in substantially the form attached hereto as Exhibit 5.10, prior to Purchaser's sale of any of the Shares acquired hereunder; provided, however, that the number of requests by Abbott to register the Shares pursuant to this Section 5.10 shall not exceed, in aggregate, five (5) times.

                                    SECTION 6

                             CONDITIONS TO CLOSINGS

         6.1 CONDITIONS TO PURCHASER'S OBLIGATION TO ACQUIRE THE SHARES. The obligation of Purchaser to purchase the Shares hereunder is subject to the satisfaction, on or prior to each Tranche Closing Date (or, where specified, the First Tranche Closing Date), of the following conditions, any of which may be waived by Purchaser, in Purchaser's sole discretion, to the extent permitted by law:

                  6.1.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in this Agreement and the other Transaction Documents shall be true and correct when made and as of the First Tranche Closing Date.

                  6.1.2 PERFORMANCE OF OBLIGATIONS. The Company shall have performed in all material respects all covenants, agreements and other obligations required to be performed or observed by the Company pursuant to this Agreement on or prior to the First Tranche Closing Date, and the Company shall have delivered to Purchaser a certificate to such effect, executed by the chief executive officer and chief financial officer of the Company and dated the First Tranche Closing Date.

                  6.1.3 COMPLIANCE WITH LAW. At the time of each Tranche Closing, the issuance by the Company, and the acquisition by Purchaser, of the Shares hereunder shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject; all waiting periods, if any, under the HSR Act applicable to the issuance and sale of the Shares hereunder shall have expired or been terminated and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such acquisition shall be in effect.

                  6.1.4 WORLDWIDE AGREEMENT. The Worldwide Agreement shall be in full force and effect and shall not have been terminated by either party thereto nor shall either party have given notice of such termination.

                  6.1.5 SHARE PURCHASE LIMITATION. Purchaser shall not be obligated to purchase any Shares on any Tranche Closing Date if and to the extent that such purchase would result in the aggregate number of Shares purchased by Purchaser constituting more than nineteen percent (19%) of the total number of shares of Common Stock issued and outstanding immediately following the Tranche Closing, provided that Purchaser shall continue to be obligated to purchase Shares up to and including such number of Shares as would be as close as possible to nineteen percent (19%) of the total number of shares of Common Stock issued and outstanding immediately following such Tranche Closing. If this Section 6.1.5 shall have operated to restrict the number of Shares to be purchased by Purchaser on any Tranche Closing Date,
(i) Purchaser's obligation to make such purchase shall be tolled for a period of [__________], and (ii) Purchaser shall remain bound by any subsequent obligations to purchase Shares hereunder (unless Purchaser is also then prevented from making any further purchases pursuant to the further operation of this Section 6.1.5). In the event that the Company increases its share capital (other than by purchase of any equity interest in the

Company by Purchaser) during the [_______] period following the tolling of any Tranche Closing Date due to the provisions of this Section 6.1.5 such that Purchaser would then be able to purchase Shares in such delayed Tranche without exceeding nineteen percent (19%) of the total number of shares of Common Stock issued and outstanding immediately following such Tranche Closing, then Purchaser shall be obligated, on the fifth business day following its receipt of written notification from the Company of such increase, at the cash price per Share set forth in Section 1.2 for such Tranche, to purchase such number of additional Shares in such delayed Tranche which it would have been obligated to purchase but for the operation of this
Section 6.1.5, provided that Purchaser is only obligated to purchase Shares in any delayed Tranche on one occasion during the [_______] tolling period and that Purchaser shall be under no obligation to purchase any additional Shares in any delayed Tranche more than [__________] following the tolling of the Tranche Closing Date.

                  6.1.6 REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered a Registration Rights Agreement by and between the parties hereto (the "Registration Rights Agreement") and the Registration Rights Agreement shall be in full force and effect and shall not have been terminated by either party thereto nor shall either party have given notice of such termination.

         6.2 CONDITIONS TO COMPANY'S OBLIGATION TO ISSUE THE SHARES. The Company's obligation to sell the Shares to Purchaser hereunder is subject to the satisfaction, on or prior to the First Tranche Closing Date, of the following conditions, any of which may be waived by the Company, in its sole discretion, to the extent permitted by law:

                  6.2.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by Purchaser in this Agreement shall be true and correct when made, and shall be true and correct on the First Tranche Closing Date with the same force and effect as if they had been made on and as of the First Tranche Closing Date, and Purchaser shall have delivered to the Company a certificate to such effect, executed by a duly authorized officer of Purchaser and dated the First Tranche Closing Date.

                  6.2.2 PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed in all material respects all covenants, agreements and other obligations required to be performed or observed by Purchaser pursuant to this Agreement on or prior to the First Tranche Closing Date, and Purchaser shall have delivered to the Company a certificate to such effect, executed by a duly authorized officer of Purchaser and dated the First Tranche Closing Date.

                  6.2.3 COMPLIANCE WITH LAW. At the time of each Tranche Closing, the issuance by the Company, and the acquisition by Purchaser, of the Shares hereunder shall be legally permitted by all laws and regulations to which either Purchaser or the Company is subject; all waiting periods, if any, under the HSR Act applicable to the acquisition of such Shares hereunder shall have expired or been terminated and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such acquisition shall be in effect.

         6.3 CONDITIONS TO ISSUANCE OF OPTION SHARES. The consummation of each Option Closing is subject to the conditions that, on or prior to the applicable Option Closing Date, (i) the representations and warranties made by the Company and Purchaser in this Agreement shall be true and correct on the first Option Closing Date, (ii) the issuance by the Company and the acquisition by Purchaser of the Option Shares hereunder shall be legally permitted by all laws and regulations to which either Purchaser or the Company is subject, (iii) all waiting periods, if any, under the HSR Act if applicable to the acquisition of such Option Shares hereunder shall have expired or been terminated, (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance or acquisition shall be in effect, (v) the Worldwide Agreement shall be in full force and effect and shall not have been terminated by either party thereto nor shall either party have given notice of such termination, and (vi) SuperGen's shareholders shall have authorized a sufficient number of shares to effect the Option Closing.

                                    SECTION 7

                                  MISCELLANEOUS

         7.1 ACCESS TO INFORMATION. No information or knowledge obtained in any investigation by Purchaser shall affect or be deemed to modify any representation or warranty contained in this Agreement or the Transaction Documents.

         7.2 WAIVERS AND AMENDMENTS. This Agreement or any provision hereof may be amended, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

         7.3 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without respect to the conflicts or the laws or rules thereof.

         7.4 SURVIVAL. The representations, warranties, covenants and agreements made in this Agreement shall survive the closings of the transactions contemplated hereby, notwithstanding any investigation made by Purchaser. All statements as to factual matters contained in any certificate delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

         7.5 SUCCESSORS AND ASSIGNS. Except as expressly provided or contemplated by this Agreement and the other Transaction Documents, neither this Agreement nor any right, obligation or interest hereunder shall be assigned, either in whole or in part, by any party hereto (other than by operation of law) without the prior written consent of the other parties; provided, that nothing herein shall prevent or limit the ability of Purchaser to assign any or all of its rights under this Agreement or any of the other Transaction Documents to an affiliate. Subject to the foregoing limitations, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by, the parties hereto and their respective successors and assigns.

         7.6 ENTIRE AGREEMENT. This Agreement, the other Transaction Documents, and the other certificates and documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede any prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto.

         7.7 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or by overnight courier or mailed by first class mail, or Express Mail, postage prepaid, or via facsimile, addressed (a) if to Purchaser, at Abbott Laboratories, Hospital Products Division, 100 Abbott Park Road, Abbott Park, IL 60064, Attn: President, Hospital Products Division and Senior Vice President, International Operations, with a copy of any said notice to be sent to Abbott Laboratories, Dept. 364, Bldg. AP6D, 100 Abbott Park Road, Abbott Park, IL 60064, Attn: General Counsel or to such other address (including electronic mail address) as Purchaser shall have furnished to the Company in writing or by electronic mail, or (b) if to the Company, to SuperGen, Inc., Two Annabel Lane, Suite 220, San Ramon, CA 94583, Attn: Dr. Joseph Rubinfeld, with a copy of any said notice to be sent to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304-1050, Attn: Page Mailliard, Esq., or to such other address (including electronic mail address) as the Company shall have furnished to Purchaser in writing or by electronic mail. Notices that are mailed by (i) first class mail shall be deemed received three (3) business days after deposit in the mail and (ii) Express Mail or overnight courier shall be deemed received one (1) business day after deposit in the mail or delivery to such courier. In the event that the notice is sent by facsimile, notice shall be deemed to have been received when sent and confirmed as to receipt.

         7.8 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         7.9 EXPENSES. The Company and Purchaser shall each bear their own fees, costs and expenses incurred on their behalf with respect to the Agreement and the transactions contemplated hereby and any amendments or waiver thereto.

         7.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         7.11 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL

PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

         7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         7.13 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to the Company or to Purchaser shall impair any such right, power or remedy of the Company or Purchaser, nor shall it be construed to be a waiver of any breach or default under this Agreement and the other Transaction Documents, or an acquiescence therein or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement and the other Transaction Documents, or by law otherwise afforded to the Company or Purchaser, shall be cumulative and not alternative.

         7.14 DISPUTE RESOLUTION. The parties hereto agree that any disputes which may arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder shall be resolved in accordance with the ADR provisions contained in Exhibit 20.3 of the Worldwide Agreement, except that either party may seek judicial relief or enforcement to pursue equitable or other remedies not addressed by the ADR provisions, including without limitation specific performance or injunctive relief, to pursue a claim of fraudulent or otherwise inequitable treatment under the ADR proceedings or to otherwise enforce a judgment under the ADR proceedings.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed as of the date and year first above written.

                                         SUPERGEN, INC.
                                         a Delaware corporation



                                         By:   /s/ Dr. Joseph Rubinfeld
                                               -------------------------------
                                               Name: Dr. Joseph Rubinfeld
                                               Title: Pres.-CEO



                                         ABBOTT LABORATORIES
                                         an Illinois corporation



                                         By:   /s/ Richard A. Gonzalez
                                               -------------------------------
                                               Name: Richard A. Gonzalez
                                               Title: President, HPD



                     [Signature Page to Purchase Agreement]

                                     FORM OF

                             COMPLIANCE CERTIFICATE


         Pursuant to Section 6.1 of that certain Common Stock and Option Purchase Agreement dated as of December 21, 1999 among SuperGen, Inc., a Delaware corporation (the "Company"), and the Purchaser set forth therein (the "Agreement"), the undersigned, Joseph Rubinfeld, does hereby certify on behalf of the Company as follows:

         1. He is the duly elected Chief Executive Officer of the Company;

         2. The Company has fulfilled all of the conditions specified in Sections 5 and 6 of the Agreement; and

         3. Except as set forth in the Agreement and the disclosure schedules provided to the Purchaser, the representations and warranties of the Company set forth in Section 3 of the Agreement are true and correct as of the date hereof.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on _________ __, 2000.


                                                 ___________________________
                                                 Name:  Joseph Rubinfeld
                                                 Title: Chief Executive Officer